Exhibit 4.46

BANK OF FUSHUN

CONTRACT FOR MORTGAGE OF MAXIMUM AMOUNT

Contract No.: Fu Yin Shen Fen/Zhi 2017 No. Zong Xin 001 Gao Di No. 1

Mortgagor: ChinaCache Xin Run Technology (Beijing) Co., Limited

Mortgagee: Bank of Fushun Co., Ltd., Shenyang Branch

PLEASE NOTE

1.              Please perform this Contract in good faith and repay the principal of the loans and the interest thereon on time in the principles of honesty and good faith so as to protect your interest of credit and avoid bad credit records due to a default.

2.              You have become aware that any default shall result in legal liabilities.

CONTRACT FOR MORTGAGE OF MAXIMUM AMOUNT

THE MORTGAGOR IS REQUESTED TO READ THE FULL TEXT OF THIS CONTRACT, AND THE MORTGAGOR IS REMINDED TO SPECIALLY PAY ATTENTIONS TO THE TERMS EXEMPTING THE MORTGAGEE FROM ITS LIABILITIES OR LIMITING THE LIABILITIES OF THE MORTGAGEE, GRANTING CERTAIN RIGHTS TO THE MORTGAGEE UNILATERALLY, AND INCREASING THE LIABILITIES OF THE MORTGAGOR OR LIMITING THE RIGHTS OF THE MORTGAGOR. PLEASE TIMELY REQUEST THE MORTGAGEE TO EXPLAIN IF HAVING ANY DOUBT.

Mortgagor:   ChinaCache Xin Run Technology (Beijing) Co., Limited

Legal Representative (Responsible Person): Wang Song

Type of Certificate: business license     No. of Certificate: 911100005751501141

Legal Address (Address in Household Register): Building No. 2, Building No. 1, No. 1 Zhuyuan No. 4 Street, Shunyi District, Beijing

Postal Code: 101300

Mortgagee: Bank of Fushun Co., Ltd., Shenyang Branch / Sub-branch

Responsible Person: Ma Jinzhong

Domicile: No. 87 Heilongjiang Street, Huanggu District, Shenyang

Postal Code: 110000

Whereas: the Mortgagee (Creditor) has granted or will grant a series of credit to ChinaCache Xin Run Technology (Beijing) Co., Limited (hereinafter referred to as the “Debtor”), and the Mortgagor is willing to secure the creditor’ rights held by the Mortgagee in favor of the Mortgagee in the form of mortgage of maximum amount on the basis of such credit in order to ensure the realization of the creditor’ rights held by the Mortgagee.

The Mortgagor and Mortgagee hereby conclude this Contract to specify the rights and obligations of the parties upon consensus through consultation.

CLAUSE 1 MORTGAGED PROPERTY

1.1          The mortgaged property provided by the Mortgagor is: building property and land (hereinafter referred to as the “Mortgaged Property”).

1.2          The details of the Mortgaged Property shall be subject to the “List of the Mortgaged Property” attached hereto.

1.3          The effect of the mortgage rights shall extend to the Mortgaged Property and the accessory things, accessory rights, fixtures, connected things, processed things, yields and surrogates thereto, therewith, therefrom or thereof.

1.4          The Mortgagee may take priority in compensation with the insurance money, damages or compensatory payment to be received if the Mortgaged Property is damaged, lost or expropriated during the term of mortgage. Such insurance money, damages or compensatory payment may be deposited if the performance term of the secured creditor’s rights does not expire.

If the Mortgaged Property is a building, the Mortgagor shall timely perform the obligation of disclosure to the Mortgagee when the Mortgager becomes aware that the building will be removed. If the mortgaged building is removed during the term of mortgage and the compensation for the removed building is paid in the form of exchange of property right, the Mortgagor shall consult with the Debtor and Mortgagee on the repayment of the primary debts in accordance with the requirement of the Mortgagee or recreate mortgage on the building to be acquired after the exchange of property right or on other property and execute a new agreement on mortgage in accordance with the requirement of the Mortgagee; the Mortgagor shall cause the guarantor acceptable to the Mortgagee to provide security after the originally mortgaged building is lost and before registration of the new mortgage . If the compensation for the removed building is paid in the form of compensatory payment, the Mortgagee shall be entitled to take priority in compensation with such compensatory payment or require the Mortgagor to continue to take the compensatory payment for removal as the property used as guarantee by opening a special deposit account or deposit certificate and execute an agreement on pledge of deposit or an agreement on pledge of deposit certificate related thereto.

CLAUSE 2 PRIMARY CONTRACT

2.1       The Primary Contract secured by this Contract is A (choose A or B).

A.            The Contract for Comprehensive Credit Lines No. Fu Yin Shen Fen 2017 Zong Xin No. 001 executed by the Creditor and Debtor and the individual agreements which have been signed or will be signed pursuant to such contract, and the amendments or supplements thereto.

It’s not required to further notify the Mortgagor when the Creditor and Debtor execute the contracts for specific business, agreements or other legal documents for the specific credit business under the Primary Contract.

B.            All contracts for credit business and the amendments or supplements thereto executed by the Creditor and Debtor during the period from ____ (month) ____ (date), ____(year) to____ (month) ____ (date), ____(year).

The aforesaid contracts for credit business include but are not limited to contracts for loans, contracts for issuing bank acceptance bills and contracts for issuing letters of guarantee. It’s not required to further notify the Mortgagor of the execution of the Primary Contract and the agreements or other legal documents under the Primary Contract. The Mortgagor agrees that the Debtor may use the loan (credit) lines under the Primary Contract on revolving basis.

2.2       The amounts of principals, interest rates, the term for the Debtor to repay its debts and etc. will be subject to the records of the Loan Notes or applicable evidence of creditor’s rights when the principal creditor’s right (including contingent creditor’s rights) accrue under the Primary Contract.

CLAUSE 3 PRINCIPAL CREDITOR’S RIGHT AND OCCURRENCE PERIOD THEREOF

Unless otherwise required by law or agreed by the parties, the creditor’s rights actually accrued during the following period under the Primary Contract and the creditor’s rights between the Debtor and the Creditor prior to the effectiveness of this Contract shall constitute the principal creditor’s right hereunder: A (choose A or B).

A.            The period from the date on which the contract No. Fu Yin Shen Fen 2017 Zong Xin No. 001 referred to in Clause 2.1 hereof executed by the Creditor and Debtor shall become effective to the date on which the credit lines provided in such contract and the amendments or supplements thereto shall expire.

B.            The period from ____ (month) ____ (date), ____(year) to____ (month) ____ (date), ____(year) under Clause 2.1 hereof.

CLAUSE 4 MAXIMUM AMOUNT OF SECURED CREDITOR’S RIGHTS

4.1           The maximum principal balance of the creditor’s rights secured hereunder is: RMB (in letter) _two hundred and forty million.

4.2           With respect to the principal creditor’s right which is determined as the principal creditor’s right secured hereunder as of the date on which the principal creditor’s right determined under Clause 3 hereof expires, the interest (including legal interest, agreed interest, compound interest and default interest) accrued on the principal of such principal creditor’s right, liquidated damages, damages, the costs arising from the realization of creditor’s rights (including but not limited to costs of litigation, lawyers’ fee, notarial fees and costs of enforcement), the losses incurred by the Creditor as a result of the default of the Debtor and other costs payable,. are also included in the secured creditor’s rights, the specific amount of which will be determined when the repayment is made.

The sum of the creditor’s rights determined under the two paragraphs above is the maximum amount of the creditor’s rights secured hereunder.

CLAUSE 5 DETERMINATION OF SECURED CREDITOR’S RIGHTS

5.1           The principal creditor’s right secured hereunder shall be determined on any of the following dates whichever comes earliest (the “Principal Creditor’s Right Determination Date”):

(1)         the date on which the last deal of principal creditor’s right under the Primary Contract accrues;

(2)         the date on which the Mortgagee cancels the credit lines pursuant to the Primary Contract;

(3)         the date on which the Mortgagee receives the notice from the authority of attachment or seizure if the Mortgaged Property is attached or seized during the term of mortgage;

(4)         the date on which the Debtor or Mortgagor is declared to be bankrupt or revoked; or

(5)         the date on which the Mortgagor exercises the mortgage rights pursuant to Clause 12 hereof.

5.2           The principal creditor’s right accrued prior to the Principal Creditor’s Right Determination Date (including this date) and the interest (including legal interest, agreed interest, compound interest and default interest), liquidated damages, damages, and the costs incurred by the Creditor for the realization of the creditor’s rights and mortgage rights provided under Clause 4.2 hereof are included in the scope secured hereunder.

5.3           If the Mortgagee assigns part of the creditor’s rights under the Primary Contract before the principal creditor’s right is determined, the Mortgagee will provide to the Mortgagor a written notice stating whether the mortgage rights of maximum amount will be assigned and, if so, how to be assigned.

CLAUSE 6 REGISTRATION OF MORTGAGE

If it’s required by the law to conduct the registration of mortgage, the Mortgagor and Mortgagee shall conduct the procedures of registration with the competent authority within 30 days after the execution of this Contract. The certificate of other rights, the original of document proving the registration of mortgage, and the original of the ownership certificate of the Mortgaged Property will be kept by the Mortgagee.

If there is any change to the items registered in the registration of mortgage and it’s required by the law to conduct the registration of such change, the Mortgagor and Mortgagee shall register such change with the competent registration authority within 15 days from the date on which the items registered is changed.

CLAUSE 7 INSURANCE

7.1           The Mortgagee may require the Mortgagor to purchase insurance for the Mortgaged Property for an amount not less than the assessed value of the Mortgaged Property and a period not shorter than the performance term of debts under the Primary Contract. The Mortgagee shall be appointed as the first beneficiary of insurance interest. The Mortgagor shall submit the original of policy to the Mortgagee for keeping.

7.2           The Mortgagor shall pay all premiums on time and perform such other obligations as necessary for maintaining the valid existence of the insurance during the term of this Contract.

7.3           If the Mortgagor fails to purchase or renew the insurance, the Mortgagee may purchase or renew the insurance by itself and pay the premium or take other measures to maintain the insurance. The Mortgagor shall provide the necessary assistance and bear the premium and relevant costs paid by the Mortgagee therefor.

CLAUSE 8 REPRESENTATIONS AND WARRANTIES OF THE MORTGAGOR

8.1           The Mortgagor has the capacity for civil rights and full capacity for civil conducts (if the Mortgagor is a natural person) / the Mortgagor has been legally established and is lawfully existing and has all necessary capacity for rights (if the Mortgagor is not a natural person), and is able to perform the obligations hereunder and assume the civil liabilities in his/her/its own name.

8.2           The Mortgagor is fully aware of the contents of the Primary Contract. The execution and performance of this Contract are on the basis of the intent genuinely expressed by the Mortgagor, and the legal and valid authorizations have been obtained pursuant to the requirements of its articles of association or other internal managerial document.

If the Mortgagor is a third party and also a company, then its provision of security has been approved by the resolution adopted by its board of directors or meeting of shareholders or general meeting of shareholders pursuant to the provisions of its articles of association; and if its articles of association provide limitations on the aggregate amount of securities and the amount of a single security, then the security hereunder shall exceed the limitations on amounts provided therein.

The execution and performance of this Contract do not violate any contract, agreement or other legal document binding upon the Mortgagor. The Mortgagor has obtained or will obtain all approvals, permits, filings or registrations necessary for the creation of the mortgage.

8.3           All documents, materials and information provided by the Mortgagor to the Mortgagee in connection with the execution and performance of this Contract are true, accurate, complete and valid.

8.4           The Mortgagor has the full rights to dispose of the Mortgaged Property, and if the Mortgaged Property is jointly owned, the Mortgagor has obtained the consents and approvals necessary for its disposal of the Mortgaged Property.

8.5           There is no existing defect upon the Mortgaged Property, nor the Mortgaged Property is attached, seized or supervised pursuant to the law, nor there is dispute, mortgage, pledge or litigation (arbitration).

8.6           If the Mortgagor is a third party instead of the Debtor, the choice of this clause is: A.

A.            The Debtor is the shareholder of the Mortgagor or “actual controller” defined in Companies Law .

B.            If the Debtor is not the shareholder of the Mortgagor or “actual controller” defined in Companies Law, then the Mortgagor shall immediately notify the Mortgagee and provide the resolution adopted by its meeting of shareholders (or general meeting of shareholders) for approving the security in the form of mortgage when the Debtor becomes the shareholder or actual controller of the Mortgagor prior to the Debtor fully repaying the debts under the Primary Contract.

8.7           The Creditor may inquire the report on the credit of the Mortgagor via the basic database of financial credit information when inquiring the credit of the Mortgagor required by its review of the Mortgagor’s applications for loans or applications for the provision of security or post-loan management or other purpose. The Creditor may submit the information about the credit of the Mortgagor to the basic database of financial credit information.

8.8           If the Mortgaged Property is a construction work in progress, the Mortgagor undertakes that there is no priority of compensation held by a third party existing on the Mortgaged Property, and if there is any priority of compensation held by a third party, then the Mortgagor undertakes to cause such third party to issue a written declaration for the waiver of such priority of compensation and to deliver such declaration to the Mortgagee for keeping.

CLAUSE 9 OBLIGATIONS OF THE MORTGAGOR

9.1           The Mortgagor shall be obligated to supervise the Debtor under the Primary Contract to use the loans for the purpose agreed in the Primary Contract, and shall not be relieved from any liability due to the use of the loans by the Debtor under the Primary Contract breaching the provisions of the Primary Contract.

9.2           The Mortgagor shall bear such costs arising from the assessment, notarization, authentication, insurance, custody, repair and maintenance of the Mortgaged Property hereunder.

9.3           The Mortgagor shall reasonably use and appropriately put the Mortgaged Property under its custody without using the Mortgaged Property in any abnormal manner, and shall regularly repair and maintain the Mortgaged Property so as to ensure it is under the sound conditions and maintain insurance as per the requirement of the Mortgagee.

9.4           The Mortgagor shall not conduct any act which impairs or may impair the value of the Mortgaged Property without the written consent of the Mortgagee, and shall not transfer, grant, lease, create security interest on or otherwise dispose of the Mortgaged Property in any manner.

9.5           The Mortgagor shall cooperate with the Mortgagee and the agencies and individuals designated by it for their inspections on the use, custody and maintenance of the Mortgaged Property and the maintenance of ownership to the Mortgaged Property.

9.6           The Mortgagor shall immediately notify the Mortgagee in writing and provide new security as per the requirement of the Mortgagee if any of the following circumstances occurs:

(1)         The Mortgaged Property is damaged or its value may be decreased sharply;

(2)         The safe and sound conditions of the Mortgaged Property are or may be affected adversely;

(3)         There is any dispute arising from the ownership of the Mortgaged Property;

(4)         Any of property preservation measures such as attachment and seizure, or enforcement or other compulsory measures is taken on the Mortgaged Property during the term of mortgagee;

(5)         The mortgagee rights are or may be impaired by any third party;

(6)         There is any material change in the work or income of the Mortgagor (if the Mortgagor is a natural person);

(7)         The Mortgagor (if the Mortgagor is not a natural person) closes its business, dissolves, or ceases the conduct of its business for rectification, or its business license is revoked, or it applies for the declaration of bankruptcy or its creditors apply for the declaration of bankruptcy.

9.7           Term of Disclosure of Related Transactions

The parties agree to apply paragraph _A_ as listed below:

A.            The Mortgagor is not a group client defined by the Mortgagee in accordance with Guidelines for Risk Management of Group Clients’ Credit Business in Commercial Banks (hereinafter referred to as the Guidelines).

B.            The Mortgagor is a group client defined by the Mortgagee in accordance with the Guidelines. The Mortgagor shall timely report to the Mortgagee on the details of any related transaction in an amount of 10% or more of its net assets, including the relationship of the parties to the transaction, the items transacted, the nature of the transaction, the amount or corresponding ratio of the transaction and pricing policy (including any transaction which does not have an amount or only has a symbolic amount).

9.8           The Mortgagor shall not seek the right of recourse acquired as a result of the performance of this Contract against the Debtor or other guarantors before the Debtor has repaid the Mortgagee all debts under the Primary Contract.

9.9           The Mortgagor shall assist the Mortgagee in the realization of mortgage rights and shall not set any obstacle preventing the Mortgagee from realizing the mortgage rights.

CLAUSE 10 YIELDS

If the Mortgaged Property is attached by the people’s court pursuant to law as a result of the Debtors’ failure to repay the debts due or the occurrence of other circumstance provided herein for the realization of the mortgage rights, the Mortgagee shall be entitled to the natural yields or legal yields accrued on such mortgaged property from the date of attachment, unless the Mortgagee fails to notify the obligator who shall pay the legal yields.

The yields provided in the preceding paragraph shall be firstly applied to offset the costs arising from the receipt of such yields.

CLAUSE 11 MANNER AND TERM FOR EXERCISE OF MORTGAGE RIGHTS

After occurrence of the secured liabilities, the Mortgagee shall be entitled to exercise the mortgage rights on the Mortgaged Property as to all or any part, or multiple or single item of the principal creditor’s right which becomes due and payable pursuant to the provisions of the laws and regulations regarding the mortgage rights generally.

The Mortgagee shall exercise the mortgage rights as to each single item of the principal creditor’s right within the statute of limitations, and if such item of the principal creditor’s right is repaid by installments, then the Mortgagee shall exercise the mortgage rights prior to the date on which the statute of limitations calculated based on the last installment of the principal creditor’s right shall expire.

CLAUSE 12 REALIZATION OF MORTGAGE RIGHTS

12.1    If any of the following circumstances occurs, the Mortgagee may, upon agreement with the Mortgagor, convert the property under mortgage into money or seek preferential payments from the proceeds of the auction or sale of the mortgaged property. The Mortgagee may request the people’s court to auction or sell the mortgaged property if the Mortgagee and Mortgagor fail to reach an agreement on the manner in which the mortgage rights shall be realized.

(1)         The Debtor fails to fully repay on time all or a part of loans or financing amounts or amounts advanced by the Mortgagee or interest thereon;

(2)         The Mortgagor fails to additionally provide security pursuant to Clause 8.6; or

(3)         Any other circumstance occurs under which it’s necessary to exercise the mortgage rights in the opinion of the Mortgagee.

12.2    The proceeds from the disposal of the Mortgaged Property shall be applied pursuant to the following provisions:

(1)         To firstly pay the costs arising from the disposal of the Mortgaged Property and the costs the Mortgagor shall pay or disburse the Mortgagee hereunder; and

(2)         To repay the debts which have accrued and become due (including the debts which have been declared by the Mortgagee to accelerate their maturity); and

(3)         The balance after the repayment shall be deposited in the deposit account designated by the Mortgagee in the event that there is any debt not due owed by the Debtor, and the Mortgagee may deduct and transfer therefrom the amount of such debt when becoming due.

12.3    The Mortgagee agrees that: the Mortgagee may decide, at its own discretion, on the order of the exercise of the rights and may directly exercise the mortgage rights without firstly claiming against other guarantors if the Primary Contract is concurrently secured by other security contracts; and the Mortgagor shall still assume the liabilities of security pursuant to this Contract without being relieved from any liability if the Mortgagee waives the security interest under other security contracts or the ranking of its rights, or changes the security interest.

CLAUSE 13 TERMS OF GUARANTEE

13.1    The Mortgagor will assume a guarantee with joint and several liability for the debts owed by the Debtor if the mortgage rights are not created or become invalid due to the following reasons:

(1)         The Mortgagor fails to conduct the procedures for the registration of the Mortgaged Property pursuant to Clause 5;

(2)         The representations or warranties made by the Mortgagor under Clause 7 are not true; or

(3)         Other reasons attributable to the Mortgagor.

13.2    The Primary Contract and principal creditor’s right secured by the guarantee shall be determined pursuant to Clauses 2, 3 and 4 hereof.

13.3    The term of guarantee is separately calculated as per the term of the performance of each debt under the Primary Contract, commencing from the date on which this Contract shall become effective (or from the date on which the Creditor pays the amount under an issued bank acceptance bill / letter of guarantee / letter of credit) and expiring two years after the date on which the term agreed for the performance of the debt latest becoming due in all principal creditor’s right shall expire (or the date on which the Creditor pays the amount).

During the term of guarantee, the Creditor may require the guarantor to assume the liabilities of guarantee wholly or partially, in installments or single transaction, or severally or jointly.

If the Creditor declares that the debts under the Primary Contract  are accelerated for maturity, then the date declared by it as the maturity date shall be the date on which the performance term of debts shall expire.

13.4    The Creditor may require the Mortgagor to assume the liabilities of guarantee if the Debtor fails to fully repay on time all or a part of loans or financing amounts or amounts advanced by the Creditor or interest thereon.

The Mortgagor authorizes that: the Mortgagee may deduct and transfer the funds in any account opened by the Mortgagor at Bank of Fushun to repay the debts due and payable by the Debtor or Mortgagor. Any immature amount in such account shall be deemed to have matured thereupon.

13.5    The validity of these terms of guarantee shall be independent from the remaining terms hereof.

The condition for applying these terms of guarantee shall be that the Mortgagor is a third party instead of the Debtor.

The condition for the effectiveness of these terms of guarantee shall be that: the mortgage rights hereunder are not created or valid due to any of the reasons listed in Clause 13.1 hereof.

Clause 14 RELATIONSHIP BETWEEN THIS CONTRACT AND THE PRIMARY CONTRACT

It’s required to obtain the written consent from the Mortgagor if the Primary Contract contains a Contract for Comprehensive Credit Lines or a Contract for Loans of Maximum Amount or the choice of the Primary Contract is paragraph B pursuant to Clause 2 hereof and the use term of credit lines, the period during which the principal creditor’s right accrue or the term of business cooperation is extended. If the consent is not obtained from the Mortgagor or is withheld by the Mortgagor, the Mortgagor shall assume liabilities of security only for the principal creditor’s right accrued during the original use term of credit lines or term of business cooperation within the maximum amount of secured creditor’s rights under Clause 4 hereof. It’s not required to obtain the consent from the Mortgagor and the Mortgagor shall still assume liabilities of security for the changed Primary Contract within the maximum amount of secured creditor’s rights under Clause 4 hereof if any change is made to other contents or matters contained in the Contract for Comprehensive Credit Lines or the Contract for Loans of Maximum Amount or the contracts for credit business executed during the term of paragraph B above (including the amendments or supplements thereto) or any change is made to all or a part of terms of an individual agreement thereunder or any change is made to all or a part of terms of the Primary Contract for a single transaction.

The parties specially agree that: if the Primary Contract shall become invalid, the Mortgagor will assume the joint liabilities for return or indemnification which shall be assumed by the Debtor after the Primary Contract becomes invalid.

CLAUSE 15 DEFAULT EVENTS AND TREATMENT MEASURES

15.1    Any of the following circumstances shall constitute a default of the Mortgagor hereunder:

(1)         the Mortgagor transfers, leases, lends, rebuilds, reconstructs, uses as capital contribution in kind or otherwise dispose of all Mortgaged Property or a part thereof in any manner in breach of the provisions hereof;

(2)         the Mortgagor, in any manner, prevents the Mortgagee from disposing of the Mortgaged Property pursuant to the law and/or in accordance with the applicable provisions hereof;

(3)         the Mortgagor neither recovers the value of the mortgaged property, nor provide security as per the requirement of the Mortgagee in case of occurrence of the circumstance referred to in Clause 7 hereof under which the value of the Mortgaged Property is decreased;

(4)         any representation made by the Mortgagor herein is not true or breaches any commitment made by it herein;

(5)         the Mortgagor breaches other provisions herein regarding the rights and obligations of the parties;

(6)         the Mortgagor ceases its business or any event of dissolution, revocation or bankruptcy occurs to the Mortgagor; or

(7)         any default event by the Mortgagor under any other contract between the Mortgagor and the Mortgagee or other agency of Bank of Fushun Co., Ltd..

15.2    If a default event under the preceding paragraph occurs, the Mortgagee may separately or simultaneously take the following measures on the basis of the specific conditions:

(1)         To require the Mortgagor to rectify its default within the time limit;

(2)         To decrease, suspend or terminate all or a part of the credit lines granted to the Mortgagor;

(3)         To entirely or partially suspend or terminate the acceptance of the business applications of the Mortgagor under other contracts; to entirely or partially suspend or terminate the making of loans or conducting of financing with respect to the loans having not been made and trading financing having not been conducted;

(4)         To declare that the principal of loans / trading financing amounts having not been repaid under other contracts and the interest thereon and other amounts payable shall immediately and entirely or partially become due;

(5)         To terminate or discharge this Contract, and entirely or partially terminate or discharge other contracts between the Mortgagor and the Mortgagee;

(6)         To require the Mortgagor to indemnify the losses incurred by the Mortgagee as a result of the default of the Mortgagor;

(7)         To exercise the mortgage rights; and

(8)         To take such other measures as the Mortgagee considers necessary.

CLAUSE 16 RESERVATION OF RIGHTS

Any waiver by one party of all rights hereunder or any part thereof or its any failure to require the other party to perform or undertake all obligations or liabilities or any part thereof shall not constitute the waiver or release by that party of such rights or from such obligations or liabilities.

Any grace period or extension granted by one party to the other party, or its any delay in exercising the rights hereunder shall neither affect any right held by it under this Contract, laws and regulations, nor be deemed as its waiver of such right.

CLAUSE 17 AMENDMENT, MODIFICATION AND PARTIAL INVALIDITY

The amendment to or modification of this Contract shall be made in writing and agreed by the parties after consultation. Any amendment or modification shall have the same legal effect as this Contract.

The invalidity of any term hereof shall not affect the legal effect of the remaining terms hereof unless otherwise provided by the laws and regulations or agreed by the parties.

CLAUSE 18 GOVERNING LAW AND DISPUTE SETTLEMENT

This Contract shall be governed by the law of the People’s Republic of China.

Any dispute arising from the execution or performance of this Contract or in connection with this Contract after the effectiveness of this Contract may be resolved by the parties through their consultation. If the consultation fails, either party may bring a lawsuit to the people’s court at the domicile of the Mortgagee pursuant to the law.

During the resolution of the dispute, the remaining terms hereof shall continue to be fulfilled if the fulfillment of such remaining terms is not affected by the dispute.

CLAUSE 19 MISCELLANEOUS

*   19.1             If the Mortgagor evades the Creditor ‘s supervision, defaults on the debt of guarantee, or maliciously evades the debt, the Mortgagee may notify such acts to relevant authorities and make announcement thereof through the news media.

*   19.2             The Mortgagor shall not assign any right or obligation hereunder to a third party without the written consent of the Mortgagee.

*   19.3             The Mortgagor shall voluntarily be subject to the compulsory enforcement if not performing or not fully performing the obligations provided herein.

*   19.4             The Mortgagor acknowledges that the Mortgagee may be required out of business needs to authorize other agencies of Bank of Fushun to perform the rights and obligations hereunder or to transfer the business hereunder to other agencies of Bank of Fushun for administration. The other agencies of Bank of Fushun authorized by the Mortgagee or other agencies of Bank of Fushun taking over the business hereunder may exercise all rights hereunder, and as to the disputes hereunder, may bring litigation in their own names to the courts and request for compulsory enforcement.

     19.5              This Contract shall be binding upon the parties and their respective lawful successors and assigns without prejudice to the other provisions hereof.

     19.6              Unless otherwise agreed, each of the parties designates that the legal address provided herein shall be its correspondence and contact address, and undertakes to notify the other party in writing within one week if any change is made to its correspondence and contact address.

     19.7              The headings and names of business herein are used only for the convenience of reference and shall not be used in the interpretation of the contents of terms or the rights or obligations of the parties.

CLAUSE 20 OTHER PROVISIONS

CLAUSE 21 SUPPLEMENTARY PROVISIONS

21.1 The “List of the Mortgaged Property” attached hereto shall be an integral part of this Contract.

21.2 This Contract shall become effective upon the satisfaction of all of the following conditions: (1) the legal representative (responsible person) or authorized representative of the Mortgagor signs hereon (or affixes his/her seal hereto) and affixes its official seal hereto; or the Mortgagor signs hereon if the Mortgagor is a natural person; and (2) the responsible person or authorized representative of the Mortgagee signs hereon (or affixes his/her seal hereto) and affixes its official seal hereto.

15.2 This Contract is originally made in sextuplicate, with the Mortgagor holding one, the Mortgagee holding two and the registration authority of the Mortgaged Property holding three.

THE MORTGAGTOR HAS READ THROUGH ALL TERMS HEREOF, THE MORTGAGEE HAS MADE EXPLANATIONS AT THE REQUEST OF THE MORTGAGTOR, AND THE MORTGAGOR HAS NO OBJECTION TO ALL CONTENTS. THE PARTIES HERETO HAVE THE COMPLETELY SAME UNDERSTANDING OF THE TERMS HEREOF.

Mortgagor (Official Seal / Signature)			Mortgagee (Official seal)

Legal Representative (Responsible Person) or Authorized Representative			Responsible Person or Authorized Representative

(Signature / Seal)	/s/ Song Wang	(with company seal)	(Signature / Seal)	/s/ Jinzhong Ma	(with company seal)

Handled by:			Handled by:

Signed on: October 30, 2017			Signed on: October 30, 2017

DECLARATION OF JOINT OWNER (applicable if there is (are) joint owner(s) of the Mortgaged Property):

I (name:                    , type of certificate:                    , No. of certificate:                    ) is the joint owner of the Mortgaged Property. I have carefully read and confirmed all terms hereof, and is aware and agree that the Mortgagor creates mortgage on the Mortgaged Property in favor of the Mortgagee.

Signed by Joint Owner:

Signed on: _ (month) _ (date), _(year)

LIST OF THE MORTGAGED PROPERTY

BANK OF FUSHUN CO., LTD. SHENYAN BRANCH / SUB-BRANCH

Name of Mortgagor: ChinaCache Xin Run Technology (Beijing) Co.,Limited
No. of Primary Contract: Fu Yin Shen Fen 2017 Zong Xin No.001			No. of Contract for Mortgage: Fu Yin Shen Fen 2017 No. Zong Xin 001 Gao Di No.1
Name	Unit	Quantity	No. of Certificate of Rights	Location of Storage	No. of Policy
Building	m2	11955.87	X Jing Fang Quan Zheng Shun Zi No. 332107
Building	m2	9129.19	X Jing Fang Quan Zheng Shun Zi No. 332120
Building	m2	9129.19	X Jing Fang Quan Zheng Shun Zi No. 332121
Land	m2		Jing Shun Guo Yong (2015) No.00088

The maximum claims amount collateralized by the three housing estates abovementioned (area: 30,214.25 m2) and corresponding land (area: 12,746.38 m2) is RMB240,000,000.00 YUAN
Official Seal / Signature of Mortgagor Handled by:				Official seal of Mortgagee Handled by:

_ (month) _ (date), _(year)